
Exhibit 12


                                                  FORT JAMES CORPORATION

                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                                              (Dollar amounts in millions)

                                                                                     Fiscal Year Ended
                                                     ----------------------------------------------------------------------
                                                          December     December      December     December      December
                                                          29, 1996     31, 1995      25, 1994     26, 1993      27, 1992
                                                          (52 weeks)   (53 weeks)    (52 weeks)   (52 weeks)    (52 weeks)
---------------------------------------------------------------------------------------------------------------------------
                                                                                            (d)        (c,d)         (b,d)
Pretax income (loss) from continuing
  operations, before minority interests,
  extraordinary item and cumulative effect
  of changes in accounting principles                         $498.6       $272.2        $(76.7)   $(2,042.3)      $(252.6)

Add:
  Interest charged to operations                               433.6        545.9         547.8        525.8         531.3
  Portion of rental expense representative
    of interest factor (assumed to be one-third)                25.8         26.0          26.1         20.8          21.1
---------------------------------------------------------------------------------------------------------------------------

      Total earnings, as adjusted                             $958.0       $844.1        $497.2    $(1,495.7)       $299.8
===========================================================================================================================
Fixed charges:
  Interest charged to operations                              $433.6       $545.9        $547.8       $525.8        $531.3
  Capitalized interest                                           6.6          9.0           7.3         13.7          23.8
  Portion of rental expense representative
    of interest factor (assumed to be one-third)                25.8         26.0          26.1         20.8          21.1
---------------------------------------------------------------------------------------------------------------------------

      Total fixed charges                                     $466.0       $580.9        $581.2       $560.3        $576.2
===========================================================================================================================

Ratio                                                            2.06         1.45        - -          - -           - -
===========================================================================================================================

See accompanying footnote explanations.


Exhibit 12 (continued)


                                                       FORT JAMES CORPORATION

                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                                                     (Dollar amounts in millions)


                                                                  Nine Months Ended
                                                         -----------------------------------------
                                                                September 28,      September 29,
                                                                        1997               1996
                                                                   (39 Weeks)         (39 Weeks)
--------------------------------------------------------------------------------------------------

Pretax income from continuing operations,
  before minority interests and extraordinary item                    $558.3             $393.1

Add:
  Interest charged to operations                                       284.3              334.3

  Portion of rental expense representative of
    interest factor (assumed to be one-third)                           19.4               19.7
--------------------------------------------------------------------------------------------------

      Total earnings, as adjusted                                     $862.0             $747.1
==================================================================================================

Fixed charges:
  Interest charged to operations                                      $284.3             $334.3

  Capitalized interest                                                   7.2                4.4

  Portion of rental expense representative of
    interest factor (assumed to be one-third)                           19.4               19.7
--------------------------------------------------------------------------------------------------

      Total fixed charges                                             $310.9             $358.4
==================================================================================================

Ratio                                                                    2.77               2.08
==================================================================================================
See accompanying footnote explanations.

                             FORT JAMES CORPORATION

           NOTES TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(a) In computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests, extraordinary item, cumulative effect of changes in accounting principles and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense (one-third) deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates

(b) During 1992, the Company initiated a productivity enhancement program and recorded a $112 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this year.


(c) During 1993, the Company wrote off $1,980.4 million of goodwill which has been included in the calculation of the ratio of earnings to fixed charges for this year.

(d) For the following periods, earnings were inadequate to cover fixed charges, and the amounts of the deficiencies were: year ended December 27, 1992 - $276.4 million; year ended December 26, 1993 - $2,056.0 million; year ended December 25, 1994 - $84.0 million.